PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 88 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated September 23, 2004
                                                                  Rule 424(b)(3)

                                   $10,000,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                            ________________________

                           PLUS due September 30, 2009
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
           Based on the Value of the Dow Jones EURO STOXX 50(SM) Index
                   Performance Leveraged Upside Securities(SM)
                                  ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the closing value of the Dow Jones EURO STOXX 50(SM) Index at maturity.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 300% of the percent increase in the value of the Dow Jones EURO STOXX 50 Index, subject to a maximum payment at maturity equal to $15.85, or 158.5% of the issue price. If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o The percent increase in the value of the Dow Jones EURO STOXX 50 Index will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.

     o The index performance factor will be equal to (i) the final index value divided by (ii) the initial index value.

     o The initial index value is 2,735.45, the closing value of the Dow Jones EURO STOXX 50 Index on the day we priced the PLUS for initial sale to the public.

     o The final index value will equal the closing value of the Dow Jones EURO STOXX 50 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date.

o Investing in the PLUS is not equivalent to investing in the Dow Jones EURO STOXX 50 Index or its component stocks.

o We have applied to list the PLUS to trade on the Nasdaq National Market under the proposed symbol "ESTX", but it is not possible to predict whether the application will be approved.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of PLUS."
The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                               ------------------
                               PRICE $10 PER PLUS
                               ------------------

                                Price to            Agent's          Proceeds to
                                 Public         Commissions(1)         Company
                                --------        --------------       -----------
Per PLUS. ..................      $10                $.25               $9.75
Total ......................  $10,000,000          $250,000          $9,750,000
----------
(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the value of the Dow Jones EURO STOXX 50 Index.

     "Dow Jones EURO STOXX(SM)" and "STOXX(SM)" are service marks of STOXX Limited and have been licensed for use by Morgan Stanley. "Performance Leveraged Upside Securities" and "PLUS" are our service marks.

Each PLUS costs $10            We, Morgan Stanley, are offering Performance
                               Leveraged Upside Securities(SM) due September
                               30, 2009 Mandatorily Exchangeable for an Amount
                               Payable in U.S. Dollars Based on the Value of the Dow Jones EURO STOXX 50(SM) Index, which we refer to as the PLUS. The principal amount and issue price of each PLUS is $10.

                               The original issue price of the PLUS includes the agent's commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PLUS--Use of Proceeds and Hedging."

No guaranteed return           Unlike ordinary debt securities, the PLUS do not
of principal; no interest      pay interest and do not guarantee any return of
                               principal at maturity. If the final index value is less than the initial index value, we will pay to you an amount in cash per PLUS that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Dow Jones EURO STOXX 50 Index. The initial index value is 2,735.45, the closing value of the Dow Jones EURO STOXX 50 Index on
                               September 23, 2004, the day we priced the PLUS for initial sale to the public. The final index value will be the closing value of the Dow Jones
                               EURO STOXX 50 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date. If a market disruption event occurs on the scheduled index valuation date or the scheduled index valuation date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day that is also a New
                               York Trading Day following the index valuation date as postponed.

Payment at maturity            At maturity, you will receive for each $10
based on the Dow Jones         principal amount of PLUS that you hold an amount
EURO STOXX 50(SM) Index        in cash based upon the value of the Dow Jones
                               EURO STOXX 50 Index, determined as follows:

                               o If the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                      $10 + leveraged upside payment,

                                    subject to a maximum payment at maturity of $15.85, or 158.5% of the issue price,

                                    where,

                                    leveraged upside payment = ($10 x 300% x index percent increase)

                                    and

                                                               final index value - initial index value
                                      index percent increase = ---------------------------------------
                                                                          initial index value

                                 o If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                      $10 x  index performance factor

                                    where,

                                                                  final index value
                                      index performance factor = -------------------
                                                                 initial index value

                                    Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                               On PS-6, we have provided a graph titled
                               "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity assuming a range of hypothetical percentage changes in the index. The graph does not show every situation that may occur.

                               You can review the historical values of the Dow Jones EURO STOXX 50 Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the Dow Jones EURO STOXX 50 Index is not reflected in the level of the Dow Jones EURO STOXX 50 Index and, therefore, has no effect on the calculation of the payment at maturity.

                               Investing in the PLUS is not equivalent to investing in the Dow Jones EURO STOXX 50 Index or its component stocks.

Your return on the PLUS is     The return investors realize on the PLUS is
limited by the maximum         limited by the maximum payment at maturity. The
payment at maturity            maximum payment at maturity of each PLUS is
                               $15.85, or 158.5% of the issue price. Because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final index value exceeds 119.5% of the initial index value. See "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

MS & Co. will be the           We have appointed our affiliate, Morgan Stanley &
Calculation Agent              Co. Incorporated or its successors, which we
                               refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                               will determine the initial index value, the final index value, the percentage change in the Dow Jones EURO STOXX 50 Index, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more        The PLUS are senior notes issued as part of our
information on the PLUS        Series C medium-term note program. You can find
                               a general description of our Series C
                               medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                               Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the "Description of PLUS" section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us                You may contact your local Morgan Stanley branch
                               office or our principal executive offices at 1585 Broadway, New York, New York 10036
                               (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the index. The PLUS Zone illustrates the leveraging effect of the leveraged upside payment taking into account the maximum payment at maturity. The graph is based on the following terms:

o    Issue Price per PLUS:     $10.00

o    Leverage Percentage:      300%

o    Initial Index Value:      2,735.45

o    Maximum Payment at Maturity: $15.85 (158.5% of the Issue Price)

     Where the final index value is greater than the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity. Where the final index value is less than or equal to the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the index performance factor.

     Because you will not receive more than the maximum payment at maturity, you will realize the maximum leveraged upside payment at a final index value of 119.5% of the initial index value, or approximately 3,268.86. In addition, you will not share in the performance of the index at final index values above 158.5% of the initial index value.




                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or    The terms of the PLUS differ from those of
guarantee return of principal  ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the principal amount of the PLUS at maturity.
                               Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final index value.
                               If the final index value is greater than the initial index value, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to a maximum payment at maturity of $15.85, or 158.5% of the issue price. If the final index value is less than the initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Dow Jones EURO STOXX 50
                               Index. See "Hypothetical Payouts on the PLUS at
                               Maturity" on PS-6.

Your appreciation              The appreciation potential of the PLUS is
potential is limited           limited by the maximum payment at maturity of
                               $15.85, or 158.5% of the issue price. As a result, you will not share in any appreciation of the Dow Jones EURO STOXX 50 Index above
                               158.5% of the value of the Dow Jones EURO STOXX
                               50 Index on the day we priced the PLUS for initial sale to the public. In addition, because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final index value exceeds 119.5% of the initial index value. See "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

Secondary trading              There may be little or no secondary market for
may be limited                 the PLUS.  Although we have applied to list the
                               PLUS on the Nasdaq National Market, but it is not possible to predict whether the application will be approved. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your PLUS would likely be lower than if an active market existed.

Market price of the            Several factors, many of which are beyond our
PLUS may be influenced         control, will influence the value of the PLUS in
by many unpredictable          the secondary market and the price at which MS &
factors                        Co. may be willing to purchase or sell the PLUS
                               in the secondary market, including:

                                  o  the value of the Dow Jones EURO STOXX 50
                                     Index at any time

                                  o the volatility (frequency and magnitude of changes in value) of the Dow Jones EURO STOXX 50 Index

                                  o  interest and yield rates in the market

                                  o the dividend rate on the stocks underlying the Dow Jones EURO STOXX 50 Index

                                  o  geopolitical conditions and economic,
                                     financial, political, regulatory or
                                     judicial events that affect the securities underlying the Dow Jones EURO STOXX 50 Index or stock markets generally and that may affect the final index value

                                  o  the time remaining until the PLUS mature

                                  o  our creditworthiness

                               Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if at the time of sale the Dow Jones EURO STOXX 50 Index is at or below the initial index value or if market interest rates rise.

                               You cannot predict the future performance of the Dow Jones EURO STOXX 50 Index based on its historical performance. The value of the Dow Jones EURO STOXX 50 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the PLUS by an amount proportionate to the decrease in the value of the Dow Jones EURO STOXX 50 Index. In addition, there can be no assurance that the value of the Dow Jones EURO STOXX 50 Index will increase so that you will receive at maturity an amount in excess of the principal amount of the PLUS. Nor can there be any assurance that the value of the Dow Jones EURO STOXX 50 Index will not increase beyond 158.5% of the initial index value, in which case you will only receive the maximum payment at maturity. You will no longer share in the performance of the Dow Jones EURO STOXX 50 Index at index values above 158.5% of the initial index value.

The inclusion of commissions   Assuming no change in market conditions or any
and projected profit from      other relevant factors, the price, if any, at
hedging in the original issue  which MS & Co. is willing to purchase PLUS in
price is likely to adversely   secondary market transactions will likely be
affect secondary market prices lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the Dow Jones   STOXX Limited, a joint venture between Deutsche
EURO STOXX 50(SM) Index could Boerse AG, Dow Jones & Company and SWX Swiss adversely affect the value of Exchange, is responsible for calculating and
the PLUS                       maintaining the Dow Jones EURO STOXX 50 Index.
                               STOXX Limited can add, delete or substitute the stocks underlying the Dow Jones EURO STOXX 50
                               Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Dow Jones EURO STOXX 50 Index. Any of these actions could adversely affect the value of the PLUS.

                               STOXX Limited may discontinue or suspend calculation or dissemination of the Dow Jones EURO STOXX 50 Index. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones EURO STOXX 50 Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If

                               MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the stocks underlying the Dow Jones EURO STOXX 50 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Dow Jones EURO STOXX 50 Index last in effect prior to discontinuance of the Dow Jones EURO STOXX 50 Index.

The economic interests of      The economic interests of the calculation agent
the calculation agent and      and other affiliates of ours are potentially
other affiliates of ours       adverse to your interests as an investor in the
are potentially adverse to     PLUS.
your interests
                               As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Dow Jones EURO
                               STOXX 50 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PLUS--Market
                               Disruption Event" and "--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of
                               Method of Calculation."

                               The original issue price of the PLUS includes the agent's commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS is not   Investing in the PLUS is not equivalent to
equivalent to investing in     investing in the Dow Jones EURO STOXX 50 Index
the Dow Jones EURO STOXX 50    or its component stocks. As an investor in the
Index                          PLUS, you will not have voting rights or rights
                               to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Dow Jones EURO STOXX 50 Index.

Hedging and trading activity   MS & Co. and other affiliates of ours have
by the calculation agent and   carried out, and will continue to carry out,
its affiliates could           hedging activities related to the PLUS (and
potentially adversely affect   possibly to other instruments linked to the Dow
the value of the PLUS          Jones EURO STOXX 50 Index or its component
                               stocks), including trading in the stocks underlying the Dow Jones EURO STOXX 50 Index as well as in other instruments related to the Dow
                               Jones EURO STOXX 50 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Dow Jones EURO STOXX 50 Index and other financial instruments related to the Dow
                               Jones EURO STOXX 50 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the initial index value, and therefore, the value at which the Dow Jones EURO STOXX 50 Index must close on the index valuation date before you receive a payment at maturity that exceeds the principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the value of the Dow Jones EURO STOXX 50 Index on the index valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization   You should also consider the U.S. federal income
of the PLUS for U.S. federal   tax consequences of investing in the PLUS. There
income tax purposes is         is no direct legal authority as to the proper
uncertain, the material U.S.   tax treatment of the PLUS, and consequently our
federal income tax             special tax counsel is unable to render an
consequences of an investment  opinion as to their proper characterization for
in the PLUS are uncertain      U.S. federal income tax purposes. Significant
                               aspects of the tax treatment of the PLUS are uncertain. Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called
                               "Description of PLUS--United States Federal
                               Income Taxation--General." If the Internal
                               Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                               Please read carefully the section of this pricing supplement called "Description of
                               PLUS--United States Federal Income Taxation."

                               If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation--Non-U.S. Holders."

                               You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                               DESCRIPTION OF PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due September 30, 2009, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Dow Jones EURO STOXX 50(SM) Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.......  $10,000,000

Original Issue Date
  (Settlement Date)..............  September 28, 2004

Maturity Date....................  September 30, 2009, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Index Valuation Date.

                                   If due to a Market Disruption Event or
                                   otherwise, the Index Valuation Date is
                                   postponed, the Maturity Date will be the second scheduled Trading Day that is also a New York Trading Day following the Index Valuation Date as postponed. See "--Index Valuation Date" below.

Issue Price......................  $10 per PLUS

Denominations....................  $10 and integral multiples thereof

CUSIP Number.....................  61746S414

Interest Rate....................  None

Specified Currency...............  U.S. dollars

Payment at Maturity..............  At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Index Value is greater than the Initial Index Value, the lesser of (a) $10 plus the Leveraged Upside Payment and (b) the Maximum Payment at Maturity or (ii) if the Final Index Value is less than or equal to the Initial Index Value, $10 times the Index Performance Factor. See "--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation" below.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry

                                   Note or Certificated Note" below, and see
                                   "The Depositary" in the accompanying
                                   prospectus supplement.

Leveraged Upside Payment ........  The product of (i) $10 and (ii) 300% and
                                   (iii) the Index Percent Increase.

Maximum Payment at Maturity......  $15.85

Index Percent Increase...........  A fraction, the numerator of which is the
                                   Final Index Value minus the Initial Index
                                   Value and the denominator of which is the Initial Index Value.

Index Performance Factor.........  A fraction, the numerator of which is the
                                   Final Index Value and the denominator of which is the Initial Index Value.

Final Index Value................  The Index Closing Value of the Dow Jones
                                   EURO STOXX 50 Index on the Index Valuation
                                   Date.

Index Valuation Date.............  The Index Valuation Date will be the second scheduled Trading Day prior to the Maturity
                                   Date, subject to adjustment for Market
                                   Disruption Events as described in the
                                   following paragraph.

                                   If there is a Market Disruption Event on the scheduled Index Valuation Date, or if the scheduled Index Valuation Date is not a Trading Day, the Index Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Initial Index Value..............  2,735.45, which was the Index Closing Value on September 23, 2004, the day we priced the PLUS for initial sale to the public.

Index Closing Value..............  The Index Closing Value on any Trading Day
                                   will equal the closing value of the Dow
                                   Jones EURO STOXX 50 Index or any Successor
                                   Index (as defined under "--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Dow Jones EURO STOXX 50 Index described under "--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation."

Trading Day......................  A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the Relevant Exchange for
                                   securities underlying the Dow Jones EURO
                                   STOXX 50 Index.

New York Trading Day.............  A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the American Stock Exchange
                                   LLC, the Nasdaq National Market, the Chicago
                                   Mercantile Exchange and the Chicago Board of
                                   Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated
Note.............................  Book Entry. The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated
Note.............................  Senior

Trustee..........................  JPMorgan Chase Bank (formerly known as
                                   The Chase Manhattan Bank)

Agent............................  Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Calculation Agent................  MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                   All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event..........  "Market Disruption Event" means, with respect to the Dow Jones EURO STOXX 50
                                   Index:

                                      (i) the occurrence or existence of a
                                      suspension, absence or material
                                      limitation of trading of stocks then
                                      constituting 20 percent or more of the
                                      level of the Dow Jones EURO STOXX 50
                                      Index (or the Successor Index) on the
                                      Relevant Exchanges for such securities
                                      for more than two hours of trading or
                                      during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Dow Jones EURO STOXX 50 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Dow Jones EURO STOXX 50 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Dow Jones EURO STOXX 50 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Dow Jones EURO STOXX 50 Index shall be based on a comparison of (x) the portion of the value of the Dow Jones EURO STOXX 50 Index attributable to that security relative to (y) the overall value of the Dow Jones EURO STOXX 50 Index, in each case immediately before that suspension or limitation.

                                   For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                   (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Dow Jones EURO STOXX 50 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Dow Jones EURO STOXX 50 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Dow Jones EURO STOXX 50 Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange................  "Relevant Exchange" means the primary exchange or market of trading for any
                                   security (or any combination thereof) then included in the Dow Jones EURO STOXX 50 Index or any Successor Index.

Alternate Exchange Calculation
  in Case of an Event of
  Default........................  In case an event of default with respect to the PLUS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per PLUS upon any acceleration of the PLUS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of acceleration as the Final Index Value.

                                   If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Dow Jones EURO STOXX 50(SM)
Index............................  We have derived all information contained in this pricing supplement regarding the Dow
                                   Jones Euro STOXX 50 Index, including,
                                   without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones Euro STOXX 50 Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

                                   The Dow Jones Euro STOXX 50 Index was
                                   created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the

                                   Dow Jones Euro STOXX 50 Index began on
                                   February 26, 1998, based on an initial Index value of 1,000 at December 31, 1991. The Dow Jones Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website:
                                   http://www.stoxx.com.

                                   Dow Jones Euro STOXX 50 Index Composition and Maintenance

                                   The Dow Jones Euro STOXX 50 Index is
                                   composed of 50 component stocks of market sector leaders from within the Dow Jones Euro STOXX 50 Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities currently included in the Dow Jones Euro STOXX 50 Index as of June 30, 2004:

                                      Country Weightings           Industrial Sector Weightings
                                   -------------------------   ------------------------------------
                                   France              32.4%   Banks                          19.1%
                                   Germany             21.5%   Energy                         17.4%
                                   The Netherlands     17.0%   Telecommunication              10.8%
                                   Spain               12.7%   Insurance                      10.4%
                                   Italy               10.8%   Utilities                       8.2%
                                   Finland              4.1%   Technology                      5.1%
                                   Belgium              1.6%   Healthcare                      4.4%
                                                               Chemicals                       4.0%
                                                               Noncyclical Goods & Services    3.8%
                                                               Food & Beverage                 3.6%
                                                               Industrial Services & Goods     3.5%
                                                               Cyclical Goods & Services       3.2%
                                                               Automobiles                     2.8%
                                                               Construction                    1.9%
                                                               Media                           1.7%


                                   A current list of the issuers of the Dow
                                   Jones Euro STOXX 50 Index, as of June 30,
                                   2004, is set forth below.

                                                                                        Current
                                                                                       Weight in
                                   Issuer of Component Stock         Country             Index      Industry Sector
                                   -------------------------     ---------------       ---------    -----------------
                                   ABN Amro Holding N.V.         The Netherlands          2.11%           Banks
                                   Aegon N.V.                    The Netherlands          0.95%         Insurance
                                   Air Liquide S.A.                  France               1.06%         Chemicals
                                   Alcatel                           France               1.04%         Technology
                                   Allianz AG                        Germany              2.15%         Insurance
                                   Assicurazioni Generali             Italy               1.74%           Banks
                                   S.p.A.
                                   Aventis S.A.                      France               3.08%         Healthcare
                                   AXA UAP                           France               1.83%         Insurance
                                   Banco Santander Central            Spain
                                     Hispano, S.A.                                        2.91%           Banks
                                   Banco Bilbao Vizcaya               Spain
                                     Argentaria, S.A.                                     2.66%           Banks
                                   BASF AG                           Germany              1.74%         Chemicals
                                   Bayer Group                       Germany              1.17%         Chemicals
                                   BNP Paribas                       France               2.99%           Banks
                                   Carrefour S.A.                    France               1.64%        Noncyclical
                                                                                                     Goods & Services
                                   DaimlerChrysler AG                Germany              2.25%        Automobiles
                                   Danone Group                      France               1.29%      Food & Beverage
                                   Deutsche Bank AG                  Germany              2.55%           Banks

                                                                                        Current
                                                                                       Weight in
                                   Issuer of Component Stock         Country             Index      Industry Sector
                                   -------------------------     ---------------       ---------    -----------------
                                   ABN Amro Holding N.V.         The Netherlands          2.11%           Banks
                                   Aegon N.V.                    The Netherlands          0.95%         Insurance
                                   Air Liquide S.A.                  France               1.06%         Chemicals
                                   Alcatel                           France               1.04%        Technology
                                   Allianz AG                        Germany              2.15%         Insurance
                                   Assicurazioni Generali S.p.A.      Italy               1.74%           Banks
                                   Aventis S.A.                      France               3.08%        Healthcare
                                   AXA UAP                           France               1.83%         Insurance
                                   Banco Santander Central            Spain
                                     Hispano, S.A.                                        2.91%           Banks
                                   Banco Bilbao Vizcaya               Spain
                                     Argentaria, S.A.                                     2.66%           Banks
                                   BASF AG                           Germany              1.74%         Chemicals
                                   Bayer Group                       Germany              1.17%         Chemicals
                                   BNP Paribas                       France               2.99%           Banks
                                   Carrefour S.A.                    France               1.64%      Noncyclical Goods &
                                                                                                         Services
                                   DaimlerChrysler AG                Germany              2.25%         Automobiles
                                   Danone Group                      France               1.29%       Food & Beverage
                                   Deutsche Bank AG                  Germany              2.55%            Banks
                                   Deutsche Telekom AG               Germany              2.47%      Telecommunications
                                   E.ON AG                           Germany              2.78%          Utilities
                                   Endesa, S.A.                       Spain               1.08%          Utilities
                                   Enel S.p.A.                        Italy               1.11%          Utilities
                                   Eni S.p.A.                         Italy               2.98%           Energy
                                   Fortis                        The Netherlands          1.58%            Banks
                                   France Telecom                    France               1.77%      Telecommunications
                                   Iberdrola                          Spain               0.97%          Utilities
                                   ING Groep N.V.                The Netherlands          2.57%          Insurance
                                   L'Oreal S.A.                      France               1.46%      Noncyclical Goods &
                                                                                                         Services
                                   Lafarge S.A.                      France               0.88%        Construction
                                   LVMH Moet Hennessy                France               1.09%       Cyclical Goods &
                                     Louis Vuitton                                                       Services
                                   Munich Re Group                   Germany              1.18%          Insurance
                                   Nokia Corporation                 Finland              4.06%         Technology
                                   Repsol YPF, S.A.                   Spain               1.24%           Energy
                                   Royal Dutch Petroleum Company The Netherlands          6.28%           Energy
                                   Royal Philips Electronics     The Netherlands          2.08%      Cyclical Goods &
                                                                                                         Services
                                   Royal Ahold N.V.              The Netherlands          0.72%      Noncyclical Goods &
                                                                                                         Services
                                   RWE AG Stammaktien O.N.           Germany              1.13%          Utilities
                                   Saint-Gobain                      France               1.00%        Construction
                                   Sanofi-Synthelabo                 France               1.34%         Healthcare
                                   Sanpaolo IMi S.p.A.                Italy               0.74%            Banks
                                   Siemens AG                        Germany              3.54%         Technology
                                   Societe Generale                  France               2.19%            Banks
                                   Suez                              France               1.14%          Utilities
                                   Telecom Italia S.p.A.              Italy               1.56%     Telecommunications
                                   Telecom Italia Mobile S.p.A.       Italy               1.23%     Telecommunications
                                   Telefonica, S.A.                   Spain               3.81%     Telecommunications
                                   Total Fina Elf S.A.               France               6.89%           Energy
                                   Unicredito Italiano S.p.A.         Italy               1.40%            Banks
                                   Unilever N.V.                 The Netherlands          2.29%       Food & Beverage
                                   Vivendi Universal                 France               1.74%            Media
                                   Volkswagen AG                     Germany              0.55%         Automobiles

                                   The composition of the Dow Jones Euro STOXX
                                   50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones Euro STOXX 50 Index are made to ensure that the Dow Jones Euro STOXX 50 Index includes the 50 market sector leaders from within the Dow Jones Euro STOXX Index.

                                   The free float factors for each component stock used to calculate the Dow Jones Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

                                   The Dow Jones Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

                                   Dow Jones Euro STOXX 50 Index Calculation

                                   The Dow Jones Euro STOXX 50 Index is
                                   calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones Euro STOXX 50 Index value can be expressed as follows:

                                            free float market capitalization of the Dow
                                                     Jones Euro STOXX 50 Index
                                 Index =  ---------------------------------------------  X 1,000
                                            adjusted base date market capitalization of
                                                 the Dow Jones Euro STOXX 50 Index

                                   The "free float market capitalization of the Dow Jones Euro STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones Euro STOXX 50 Index is being calculated.

                                   The Dow Jones Euro STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

                                   (1) Split and reverse split:

                                       Adjusted price = closing price * A/B

                                       New number of shares = old number of
                                       shares * B/A

                                       Divisor: no change

                                   (2) Rights offering:

                                       Adjusted price = (closing price * A +
                                       subscription price * B) / (A + B)

                                       New number of shares = old number of
                                       shares * (A + B) / A

                                       Divisor: increases

                                   (3) Stock dividend:

                                       Adjusted price = closing price * A /
                                       (A + B)

                                       New number of shares = old number of
                                       shares * (A + B) / A

                                       Divisor: no change

                                   (4) Stock dividend of another company:

                                       Adjusted price = (closing price * A -
                                       price of other company * B) / A

                                       Divisor: decreases

                                   (5) Return of capital and share
                                       consideration:

                                       Adjusted price = (closing price -
                                                        dividend announced by
                                                        company * (1-withholding
                                                        tax)) * A / B

                                       New number of shares = old number of
                                       shares * B / A

                                       Divisor: decreases

                                   (6) Repurchase shares / self tender:

                                       Adjusted price = ((price before tender *
                                                         old number of shares) -
                                                        (tender price * number
                                                         of tendered shares)) /
                                                        (old number of shares -
                                                         number of tendered
                                                         shares)

                                       New number of shares = old number of
                                       shares - number of tendered shares

                                       Divisor: decreases

                                   (7) Spin-off:

                                       Adjusted price = (closing price * A -
                                       price of spun-off shares * B) / A

                                                     Divisor: decreases

                                   (8) Combination stock distribution (dividend
                                       or split) and rights offering:

                                       For this corporate action, the following additional assumptions apply:

                                       o Shareholders  receive B new shares from
                                         the distribution and C new shares from
                                         the rights offering for every A shares
                                         held
                                       o If A is not equal to one share, all the
                                         following "new number of shares"
                                         formulae need to be divided by A:

                                   -   If rights are applicable after stock
                                       distribution (one action applicable to
                                       other):

                                       Adjusted price = (closing price * A +
                                                         subscription price * C
                                                         * (1 + B / A)) / ((A +
                                                         B) * ( 1 + C / A))

                                       New number of shares = old number of
                                                              shares * ((A + B)
                                                              * (1 + C / A)) / A

                                       Divisor: increases

                                   - If stock distribution is applicable after rights (one action applicable to other):

                                       Adjusted price = (closing price * A +
                                                         subscription price * C)
                                                         / ((A + C) * (1 + B
                                                         / A))

                                       New number of shares = old number of
                                                              shares * ((A + C)
                                                              * (1 + B / A))

                                       Divisor: increases

                                       - Stock distribution and rights (neither
                                         action is applicable to the other):

                                       Adjusted price = (closing price * A +
                                                         subscription price * C)
                                                          / (A + B + C)

                                       New number of shares = old number of
                                                              shares * (A + B +
                                                              C) / A

                                       Divisor: increases


Discontinuance of the
  Dow Jones EURO STOXX 50(SM)
  Index; Alteration of Method
  of Calculation.................  If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index and STOXX
                                   Limited or another entity publishes a
                                   successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index published at the regular official weekday close of the principal trading for the Successor Index on the date that any Index Closing Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                   If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index prior to, and such discontinuance is continuing on, the Index Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Dow Jones EURO STOXX 50 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Dow Jones EURO STOXX 50 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the PLUS.

                                   If at any time the method of calculating the Dow Jones EURO STOXX 50 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Dow Jones EURO STOXX 50 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Dow Jones EURO STOXX 50 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value and the Initial Index Value with reference to the Dow Jones EURO STOXX 50 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Dow Jones EURO STOXX 50 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information...........  The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Dow Jones EURO STOXX 50 Index for each quarter in the period from January 1, 1999 through September 23, 2004. The Index Closing Value on September 23, 2004 was 2,735.45. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Dow Jones EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Dow Jones EURO STOXX 50 Index on the Index Valuation Date. The level of the Dow Jones EURO STOXX 50 Index may decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the level of the Dow Jones EURO STOXX 50 Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS. Nor can we give you any assurance that the value of the Dow Jones EURO STOXX 50 Index will not increase beyond 158.5% of the Initial Index Value, in which case you will only receive the Maximum Payment at Maturity. Because your return is linked to the level of the Dow Jones EURO STOXX 50 Index at maturity, there is no guaranteed return of principal.

                                   If the Final Index Value is less than the Initial Index Value, you will lose money on your investment.

                                                               High         Low         Period End
                                                             --------     --------       --------
                                   1999
                                   First Quarter.........    3,685.36     3,325.56       3,559.86
                                   Second Quarter........    3,867.89     3,573.60       3,788.66
                                   Third Quarter.........    3,971.84     3,512.71       3,669.71
                                   Fourth Quarter........    4,904.46     3,607.72       4,904.46
                                   2000
                                   First Quarter.........    5,464.43     4,500.69       5,249.55
                                   Second Quarter........    5,434.81     4,903.92       5,145.35
                                   Third Quarter.........    5,392.63     4,915.18       4,915.18
                                   Fourth Quarter........    5,101.40     4,614.24       4,772.39
                                   2001
                                   First Quarter.........    4,787.45     3,891.49       4,185.00
                                   Second Quarter .......    4,582.07     4,039.16       4,243.91
                                   Third Quarter.........    4,304.44     2,877.68       3,296.66
                                   Fourth Quarter........    3,828.76     3,208.31       3,806.13
                                   2002
                                   First Quarter.........    3,833.09     3,430.18       3,784.05
                                   Second Quarter .......    3,748.44     2,928.72       3,133.39
                                   Third Quarter.........    3,165.47     2,187.22       2,204.39
                                   Fourth Quarter........    2,669.89     2,150.27       2,386.41
                                   2003
                                   First Quarter.........    2,529.86     1,849.64       2,036.86
                                   Second Quarter .......    2,527.44     2,067.23       2,419.51
                                   Third Quarter.........    2,641.55     2,366.86       2,395.87
                                   Fourth Quarter........    2,760.66     2,434.63       2,760.66
                                   2004
                                   First Quarter.........    2,959.71     2,702.05       2,787.49
                                   Second Quarter........    2,905.88     2,659.85       2,811.08
                                   Third Quarter
                                   (through September
                                   23, 2004).............    2,806.62     2,580.04       2,735.45

Use of Proceeds and Hedging......  The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries. The original issue price of the PLUS includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                   On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures contracts on the Dow Jones EURO STOXX 50 Index. Such purchase activity could potentially have increased the value of the Dow Jones EURO STOXX 50 Index, and therefore the value at which the Dow Jones EURO STOXX 50 Index must close before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Dow Jones EURO STOXX 50 Index, futures or options contracts on the Dow Jones EURO STOXX 50 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Index Valuation Date. We cannot give any assurance that our hedging activity will not affect the value of the Dow Jones EURO STOXX 50 Index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution...................  Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $.25 per PLUS to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the PLUS against payment therefor in New York, New York on September 28, 2004. After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the Dow Jones EURO STOXX 50 Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Dow Jones EURO STOXX 50 Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The PLUS may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

License Agreement between
STOXX Limited and
Morgan Stanley...................  STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement
                                   providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones EURO STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the PLUS.

                                   The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                   The PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly. STOXX Limited's only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50(SM) Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the PLUS. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the PLUS into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50(SM) Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

                                   STOXX LIMITED DOES NOT GUARANTEE THE
                                   ACCURACY AND/OR THE COMPLETENESS OF THE DOW
                                   JONES EURO STOXX 50(SM) INDEX OR ANY DATA
                                   INCLUDED THEREIN AND STOXX LIMITED SHALL
                                   HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS,
                                   OR INTERRUPTIONS THEREIN. STOXX LIMITED
                                   MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO
                                   RESULTS TO BE OBTAINED BY MORGAN STANLEY,
                                   OWNERS OF THE PLUS, OR ANY OTHER PERSON OR
                                   ENTITY FROM THE USE OF THE DOW JONES EURO
                                   STOXX 50(SM) INDEX OR ANY DATA INCLUDED
                                   THEREIN. STOXX LIMITED MAKES NO EXPRESS OR
                                   IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS
                                   ALL WARRANTIES, OF MERCHANTABILITY OR
                                   FITNESS FOR A PARTICULAR PURPOSE OR USE WITH
                                   RESPECT TO THE DOW JONES EURO STOXX 50(SM)
                                   INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
                                   LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                   SHALL STOXX LIMITED HAVE ANY LIABILITY FOR
                                   ANY LOST PROFITS OR INDIRECT, PUNITIVE,
                                   SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES,
                                   EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.
                                   THERE ARE NO THIRD PARTY BENEFICIARIES OF
                                   ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX
                                   LIMITED AND MORGAN STANLEY.

                                   "Dow Jones EURO STOXX(SM)" and "STOXX(SM)" are service marks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's Performance Leveraged Upside Securities(SM) due September 30, 2009 Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Dow Jones EURO STOXX 50 Index are not sponsored, endorsed, sold or promoted by STOXX

                                   Limited, and STOXX Limited makes no
                                   representation regarding the advisability of investing in the PLUS.

ERISA Matters for Pension Plans
  and Insurance Companies........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or
                                   Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or
                                   84-14 or such purchase, holding or
                                   disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or
                                   Section 4975 of the Code or (b) its
                                   purchase, holding and disposition are
                                   eligible for exemptive relief or such
                                   purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Purchasers of the PLUS have exclusive
                                   responsibility for ensuring that their
                                   purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
Taxation.........................  The following summary is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

                                   o  certain financial institutions;
                                   o  tax-exempt organizations;

                                   o dealers and certain traders in securities or foreign currencies;
                                   o  investors holding a PLUS as part of a
                                      hedging transaction, straddle, conversion
                                      or other integrated transaction;
                                   o  U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar; o partnerships;
                                   o  nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                   o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                   o  Non-U.S. Holders for whom income or gain
                                      in respect of the PLUS is effectively
                                      connected with a trade or business in the United States;
                                   o  Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in
                                      Section 911(d)(3) of the Code) in the
                                      United States
                                   o Non-U.S. Holders who hold, or will hold, actually or constructively, more than 5% of the PLUS or more than 5% of any Component Stock.

                                   As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   If you are considering purchasing the PLUS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

                                   General

                                   Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Dow Jones EURO STOXX 50 Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Dow Jones EURO STOXX 50 Index. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                   U.S. Holders

                                   As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                   o   a citizen or resident of the United
                                       States;
                                   o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or
                                   o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the PLUS

                                   Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                   Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                                   Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the PLUS

                                   Due to the absence of authorities that
                                   directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                   Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of the PLUS may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder of the PLUS may also be subject to information reporting requirements, unless the U.S. Holder provides proof of an applicable exemption or otherwise complies with the applicable requirements of the information reporting rules.

                                   Non-U.S. Holders

                                   The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                   o   a nonresident alien individual;
                                   o   a foreign corporation; or
                                   o   a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of a PLUS. A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                                   If the PLUS were recharacterized as debt instruments, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that the certification requirements described below under "--Information Reporting and Backup Withholding" were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

                                   Estate Tax. If a Non-U.S. Holder is an
                                   individual who will be subject to U.S.
                                   federal estate tax only with respect to U.S.
                                   situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the Non-U.S. Holder should note that, absent an applicable treaty benefit, a PLUS may be treated as U.S. situs property for U.S. federal estate tax purposes. Such Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

                                   Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.